                                 EXHIBIT 7(b)2

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                              SEPTEMBER 30, 1996.

                        MICROELECTRONIC PACKAGING, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

                                                            Pro Forma      Pro Forma
                                           Historical      Adjustments    Consolidated
                                          -----------    -------------    ------------
ASSETS

Current assets:

  Cash                                    $ 2,559,000   $   (220,000)(1)      $ 2,339,000
  Accounts receivable, net                  4,491,000                           4,491,000
  Inventories                               8,021,000       (136,000)(1)        7,885,000
  Other current assets                      6,132,000              -            6,132,000
                                          -----------   ------------          -----------
      Total current assets                 21,203,000       (356,000)          20,847,000

Property, plant and equipment,
  net                                      24,162,000    (14,131,000)(1)       10,031,000
Deferred facility start-up costs            6,185,000     (6,185,000)(1)
Other non-current assets                    3,156,000     (2,000,000)(1)        1,156,000
                                          -----------   ------------          -----------
                                          $54,706,000   $(22,672,000)         $32,034,000
                                          ===========   ============          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

  Line of credit borrowings,
     due on demand                        $ 9,073,000   $ (3,095,000)(1)      $ 5,978,000
  Accounts payable                          6,564,000                           6,564,000
  Accrued liabilities                       4,575,000                (2)        4,575,000
  Defered revenue                             753,000                             753,000
  Current portion of long-term
   debt                                    20,123,000              - (2)       20,123,000
                                          -----------   ------------          -----------
      Total current liabilities            41,088,000     (3,095,000)          37,993,000

Long-term debt                              3,755,000       (656,000)(1)        3,099,000

Total shareholders' equity                  9,863,000    (18,921,000)(1)(2)    (9,058,000)
                                          -----------   ------------          -----------
                                          $54,706,000   $(22,672,000)         $32,034,000
                                          ===========   ============          ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.